Exhibit 4.4

Final Novation Agreement VIMN 130702

Date: September 24, 2013

between

MEGABIZ LIMITED

and

BLUEARK GLOBAL CO., LTD

and

NICKELODEON ASIA HOLDINGS PTE LTD

NOVATION AGREEMENT

Final Novation Agreement VIMN 130702

This Novation Agreement (“Agreement”) is made on September 24, 2013, by and between:

(1)	MEGABIZ LIMITED (Company Registration No: 1574641), a company incorporated in British Virgin Islands and having its principal business office at 8F. No. 22, Lane 407, Sec. 2, Tiding Boulevard, Taipei, Taiwan, R.O.C. (“Gigamedia”);

(2)	BLUEARK GLOBAL CO., LTD (Company Registration No:[ 220-87-88498 ]), a company incorporated in Korea and having its registered office at 11 fl. Central Tower, 235-11 Nonhyun – dong, Gangnam-gu, Seoul, Korea (“Blueark”); and

(3)	NICKELODEON ASIA HOLDINGS PTE LTD (Company Registration No: 199803669D), a company incorporated in Singapore and having its registered office at 151 Lorong Chuan #03-08, New Tech Park, Singapore 556741 (“Nickelodeon”),

(collectively the “Parties” and individually a “Party”).

WHEREAS:

(A)	This Agreement is supplemental to a Game Development, Publishing and Distribution Agreement made between Nickelodeon and Gigamedia on 18 March 2010, as supplemented and amended by way of an amendment dated 21 September 2011 (collectively, the “Contract”). A copy of the agreements are enclosed herewith as Appendix A and Appendix B.

(B)	Pursuant to Section 12 (Assignment) of the Contract and with such consent as given by Nickelodeon, Gigamedia intends to assign all of its duties, rights, obligations and liabilities under the Contract to Blueark.

(C)	To give effect to (B) above, Gigamedia wishes to be released and discharged from the Contract and Nickelodeon has agreed to release and discharge Gigamedia on the terms of Blueark’s undertaking to perform the Contract and to be bound by its terms in place of Gigamedia, in accordance with the terms and conditions of this Agreement.

IT IS AGREED:

1.	With effect from September 24, 2013 (“Transfer Date”) and in consideration of the mutual undertakings herein:

(a)	Blueark hereby agrees and undertakes that it shall perform all of Gigamedia’s obligations under the Contract which arise on or after the Transfer Date as if Blueark were and had at all times been a party to the Contract in place of Gigamedia;

(b)	Nickelodeon releases and discharges Gigamedia from further performance of the Contract and from all obligations, liabilities, claims, damages, loss, costs and demands thereunder which arise or are incurred on or after the Transfer Date without prejudice to the rights of Nickelodeon in respect of the same up to immediately prior to the Transfer Date;

(c)	Nickelodeon agrees that it will not assert against Blueark any claim or defense that it may have or have had against Gigamedia under the Contract, prior to the Transfer Date; and

(d)	Nickelodeon agrees with Blueark and undertakes that from the Transfer Date, it shall be bound by and perform its obligations under the Contract as if Blueark were and had at all times been a party to the Contract in place of Gigamedia.

Final Novation Agreement VIMN 130702

2.	If any other acts and/or documents are required to give effect to this Agreement, the Parties agree to perform and/or execute them.

3.	Each Party shall bear its own costs and expenses incurred in the preparation and completion of this Agreement and Blueark shall bear stamp duty (if any) payable on this Agreement.

4.	A person who is not a party to this Agreement or the Contract shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or to enjoy the benefit of any of their terms. Notwithstanding any provision to the contrary in this Agreement and the Contract, no consent of any third party is required for any variation (including any release or compromise of any liability under) or termination of this Agreement and/or the Contract.

5.	The Parties may execute this Agreement in separate counterparts. Each will be an original and together they will form one document.

6.	This Agreement and the relationship between the Parties shall be governed by and interpreted in accordance with the laws of Singapore. The Parties agree to submit any disputes to the exclusive jurisdiction of the courts of Singapore.

AGREED TO AND ACCEPTED BY the duly authorized representative of the Parties on the day and dated stated above:

/s/ Collin Hwang
Name: Collin Hwang Title: Director for and on behalf of MEGABIZ LIMITED

/s/ Andrew Ku
Name: Andrew Ku Title: Founding M.D. for and on behalf of BLUEARK GLOBAL CO., LTD

/s/ Loh Wei Hao
Name: Loh Wei Hao Title: Head, Business & Legal Affairs for and on behalf of NICKELODEON ASIA HOLDINGS PTE LTD

Final Novation Agreement VIMN 130702

APPENDIX A

Copy of

“Game Development, Publishing & Distribution Agreement

between Megabiz Limited and Nickelodeon Asia Holdings Pte Ltd”

dated March 18, 2010

Final Novation Agreement VIMN 130702

APPENDIX B

Copy of

“Amendment to Development, Publishing & Distribution Agreement”

dated September 21, 2011